Exhibit 99.2

Behringer Harvard Announces Successful Sale

of Denver Area Office Property

DALLAS, February 25, 2008 — Behringer Harvard announced today that it has sold 9100 Mineral Circle, an approximately 153,000-square-foot, 100 percent leased, Class A office building in the Denver suburb of Englewood, Colorado. Behringer Harvard REIT I, Inc. bought the four-story property in December 2004.  Management expects to reinvest the sales proceeds in other properties in accordance with the program’s investment strategy.

 “Our investment in 9100 Mineral Circle illustrates how we can create value for our investors.  The attractive acquisition basis and our successful marketing to attract new creditworthy tenancy were the main contributors to the asset’s sound performance.  In this first disposition for Behringer Harvard REIT I, we have demonstrated our ability to achieve property level objectives in benefit of the overall portfolio,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard.

Located in Denver’s southeast suburban Panorama Business Park, 9100 Mineral Circle is just south of the Denver Tech Center, with immediate access to highway I-25 and Denver’s southeast corridor light rail line. Building amenities include dual-feed power, fiber optics, a raised floor computer room and a multimedia boardroom.

Behringer Harvard REIT I, Inc. currently owns interests in 75 other properties representing more than 25 million square feet of rentable space in 23 states and Washington, D.C.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President — Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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